INTELLICALL, INC.

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Intellicall, Inc. (the "Company") will be held at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75248, on Thursday, May 1, 1997, at 10:00 a.m., Dallas time, and the Proxy Statement in connection therewith and (2) appoints William O. Hunt and Michael H. Barnes, and each of them, his proxy with full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

         This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted FOR the election of the director nominees in item 1 on the reverse side and FOR ratification of the appointment of independent public accountants.

         The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

         If more than one of the proxies named shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     Please date, sign and mail this proxy in the enclosed envelope. No postage is required. (Continued and to be dated and signed on the other side.)
-------------------------------------------------------------------------------
Please mark box o or |_| in blue or black ink. The undersigned directs that his proxy be voted as follows:

1.  ELECTION OF DIRECTORS

          |_|FOR all nominees listed below            |_|WITHHOLD AUTHORITY
 (except as marked to the contrary below) to vote for all nominees listed below

              WILLIAM O. HUNT, B. MICHAEL ADLER, THOMAS J. BERTHEL,
        LEWIS E. BRAZELTON III, RICHARD B. CURRAN, and RICHARD E. HANLON (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

-------------------------------------------------------------------------------

2. To act upon a proposal to ratify the appointment of independent public accountants.

           FOR|_|                    AGAINST|_|                      ABSTAIN|_|

3. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

     Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

                                   Dated:______________________________, 1997

                                   -------------------------------------------
                                   Signature of Stockholder

                                   -------------------------------------------
                                   Signature of Stockholder

Please Mark, Date, Sign and Mail Your Proxy Promptly in the Envelope Provided.

                              INTELLICALL(R), INC.

                            2155 Chenault, Suite 410
                          Carrollton, Texas 75006-5023

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 1, 1997

To the Holders of Common Stock of

         INTELLICALL, INC.:

         Notice is hereby given that the 1997 Annual Meeting of Stockholders of Intellicall, Inc., a Delaware corporation (the "Company"), will be held at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75248, on Thursday, May 1, 1997, at 10:00 a.m., Dallas time, for the following purposes:

     (1) To elect six persons to serve as directors until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
     (2) To act upon a proposal to ratify the appointment of independent public accountants.
     (3) To transact any other proper business brought before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed March 10, 1997, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of the Company's common stock on that date are entitled to vote on matters coming before the meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 2155 Chenault, Suite 410, Carrollton, Texas 75006 for ten days prior to the meeting and will be open to the examination of any stockholder during ordinary business hours of the Company.

         Please advise the Company's Transfer Agent, ChaseMellon Shareholder Services, L.L.C., 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, of any change in your address.

         Your vote is important. Whether or not you plan to attend the meeting in person, please mark, sign, date and return the enclosed proxy in the envelope provided, which requires no postage if mailed within the United States.

                                            By Order of the Board of Directors,

Carrollton, Texas                           /s/ Michael H. Barnes
March 27, 1997                              Michael H. Barnes,
                                            Secretary

                                INTELLICALL, INC.

                            2155 Chenault, Suite 410
                          Carrollton, Texas 75006-5023
                              --------------------

                                 PROXY STATEMENT
                              --------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 1, 1997

         The accompanying proxy, which has been mailed together with the Notice of Annual Meeting of Stockholders and this Proxy Statement to stockholders on or about March 27, 1997, is solicited by the Board of Directors of Intellicall, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75248, on May 1, 1997 at 10:00 a.m., Dallas time. The proxy may be revoked by the stockholder at any time prior to its exercise by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company, or by attending the meeting and voting in person.

         As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the meeting include: (i) the election to the Board of Directors of six directors to serve as directors until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified, and (ii) the ratification of the appointment of independent public accountants.

         All properly executed, unrevoked proxies received before the meeting will be voted in accordance with the directions contained therein. When no direction has been given by a stockholder returning a proxy, the proxy will be voted FOR the election as directors of the nominees named in this Proxy Statement and FOR the ratification of the selection of Price Waterhouse as independent public accountants of the Company, and in the discretion of persons named in the proxy with respect to any other business which may properly come before the meeting. Votes will be tabulated by inspectors of election appointed by the Company. An abstention from voting on a proposal will be tabulated as a vote withheld on the proposal, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the meeting.

         The close of business on March 10, 1997 has been set as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting. Holders of the common stock are entitled to one vote per share on all matters which come before the meeting.

         On the record date, there were outstanding and entitled to vote 9,159,847 shares of common stock. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 28, 1997, the number and percentage of outstanding shares of common stock beneficially owned by (i) each of the executive officers named in the Summary Compensation Table on page 11,
(ii) each person known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (iii) each director and each person nominated to be elected a director of the Company, and (iv) all officers and directors as a group.


                                            Shares of
                                           Common Stock
Name and Address                           Beneficially             Percentage
of Beneficial Owner(1)                       Owned(2)                of Class
----------------------                       --------                --------
William O. Hunt (3)                           886,275                   9.0%
2155 Chenault, Suite 450
Carrollton, Texas 75006

Banca Del Gottardo(4)                         850,000                   8.5%
viale S. Franscini 8
6901 Lugano
Switzerland

B. Michael Adler (5)                          727,813                   7.8%
2155 Chenault, Suite 450
Carrollton, Texas 75006

T.J. Berthel Investments,                     671,407                   7.2%
  L.P. (6)
100 Second St. S.E.
Cedar Rapids, Iowa 52407-4250


Neuberger & Berman, LLC(7)                    514,900                   5.6%
605 Third Avenue
New York, New York 10158

Michael H. Barnes(8)                          160,821                   1.7%

Thomas J. Berthel(6)(9)                       701,407                   7.6%

Lewis E. Brazelton III(10)                     91,373                      *

John M. Carradine(11)                          32,071                      *

Richard B. Curran(12)                         106,600                   1.2%

Richard E. Hanlon(13)                          49,000                      *


                                       -2-






                                            Shares of
                                           Common Stock
Name and Address                           Beneficially            Percentage
of Beneficial Owner(1)                       Owned(2)               of Class
----------------------                       --------               --------



Thomas R. Kessler(14)                          28,952                      *

Dennis J. Stoutenburgh(15)                    110,500                   1.2%


All officers and directors as a             2,894,812                  27.3%
group (12 persons)(16)

-------------------------
* less than one percent

(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.

(2) Includes shares issuable upon the conversion of subordinated debt or shares issuable upon exercise of options or warrants that have vested or will vest within 60 days.

(3) Includes 117,215 shares as to which Mr. Hunt has shared voting and investment power and 670,000 shares of common stock issuable upon exercise of options.

(4) Includes 850,000 shares of common stock issuable upon exercise of a warrant.

(5) Includes (i) 37,000 shares held in the name of Adler Computer Systems, Inc., a company wholly owned by Mr. Adler and (ii) 200,000 shares of common stock issuable upon exercise of options.

(6)      Includes   a   convertible   debenture   which  is   convertible   into
         approximately 160,000 shares of common stock.

(7) Represents shares outstanding held in numerous accounts of clients of Neuberger & Berman, LLC over which Neuberger & Berman, LLC has shared dispositive power.

(8) Includes 128,750 shares of common stock issuable upon exercise of options.

(9) Includes 30,000 shares of common stock issuable upon exercise of options and the stock beneficially held by T.J. Berthel Investments, L.P..

(10) Includes 5,091 shares owned by Mr. Brazelton's wife, as to which Mr. Brazelton disclaims beneficial ownership, and 30,000 shares of common stock issuable upon exercise of options.

(11) Includes 27,250 shares of common stock issuable upon exercise of options.


                                       -3-




(12) Includes 53,600 shares held by Mr. Curran's wife and a trust of which Mr. Curran's wife is a beneficiary, as to which Mr. Curran disclaims beneficial ownership, and 30,000 shares of common stock issuable upon exercise of options.

(13) Includes 30,000 shares of common stock issuable upon exercise of options.

(14) Includes 22,500 shares of common stock issuable upon exercise of options.

(15) Includes 103,750 shares of common stock issuable upon exercise of options.

(16) Includes 1,272,250 shares of common stock issuable upon exercise of options, 160,000 shares of common stock issuable upon conversion of a convertible debenture and shares held by T.J.
         Berthel Investments, L.P. , an affiliate of Mr. Berthel.


                              ELECTION OF DIRECTORS

         Six directors are to be elected at the Annual Meeting, to hold office until the next annual meeting or until their successors have been elected and qualified, or they have sooner resigned or been removed. The Board of Directors proposes the election of the persons listed below, all of whom are currently directors. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director; however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the board of directors, unless the board reduces the number of directors. The six nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

         The following table sets forth certain information as to the nominees for director.

                                                                    Served as
   Name and Age                     Positions                    Director Since
   ------------                     ---------                    --------------

   William O. Hunt, 63              Chairman of the Board of          1992
                                    Directors, Chief Executive
                                    Officer, and President

   B. Michael Adler, 50             Director                          1984

   Thomas J. Berthel, 45            Director (1)                      1995

   Lewis E. Brazelton III, 56       Director (2)                      1992

   Richard B. Curran, 61            Director (3)                      1992

   Richard E. Hanlon, 49            Director (1)                      1994


--------------

(1)      Member of Organization and Compensation Committee of the Board of
          Directors.

(2) Member of Audit Committee and Chairman of Organization and Compensation Committee of the Board of Directors.

(3) Chairman of the Audit Committee and member of Organization and Compen-sation Committee of the Board of Directors.


     William O. Hunt joined the Company in December 1992 as Chairman of the Board, Chief Executive Officer and President. From June 1986 to July 1992, he was Chairman and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications company. Mr. Hunt serves on the boards of The Allen Group Inc. and American Homestar Corporation.

     B. Michael Adler is a founder of the Company and was Vice Chairman of the Board of Directors of the Company from December 1992 until November 1993. Prior to that time he was Chairman of the Board of Directors from the Company's inception in November 1984. He served as Chief Executive Officer of the Company from November 1984 to January 1988. From November 1984 to April 1987, he was also President of the Company. Mr. Adler is Chairman of the Board of The Payphone Company Limited, a Sri Lankan company, and Chief Executive Officer of WorldQuest Networks, L.L.C., a Delaware limited liability company.

     Thomas J. Berthel is Chief Executive Officer and Chairman of the Board of Directors of Berthel Fisher & Company, a financial services holding company based in Cedar Rapids, Iowa. He is also the Chief Executive Officer and Chairman of the Board of Directors for various subsidiaries of Berthel Fisher and Company including Berthel Fisher Leasing, Inc.

     Lewis E. Brazelton III has been Senior Vice President of Rauscher Pierce Refsnes, Inc., an investment banking company, for more than the last five years.

     Richard B. Curran is an attorney and has been an investor in a number of privately held companies since 1989 in which he has also served in either director capacities or senior management positions.

     Richard E. Hanlon is Vice-President of Investor Relations of America Online, Inc. He is also a member of the board of directors of Michael's Stores, Inc. Prior to joining America Online, Mr. Hanlon was the founder of Hanlon & Company in 1993, a consultancy to software and technology companies, and venture capital and investment banking firms. From 1987 to 1993 he was Vice President of Corporate Communications and Secretary of Legent Corporation. He earlier held senior management positions at UCCEL Corp. and Docutel Corp. in Dallas, Texas.

     The Board of Directors recommends a vote FOR the election of all seven nominees to the Board.

     Committees and Meetings of the Board of Directors. The Board of Directors has established two committees, the Organization and Compensation Committee and the Audit Committee. The Organization and Compensation Committee (the "Compensation Committee"), currently composed of Messrs. Berthel, Brazelton, Curran and Hanlon, met one time (in addition to meetings held as a part of certain Board of Directors meetings and to actions undertaken by unanimous consent) during the fiscal year ended December 31, 1996. This committee reviews and approves salaries and bonuses of executive officers and administers the Company's stock option and purchase plans. The Audit Committee, currently composed of Messrs. Curran and Brazelton and Mr. Hugh Humphrey (a director who is not standing for re-election) met three times during the fiscal year ended December 31, 1996. This committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan and scope of audits, reviews the Company's significant accounting policies and internal controls, and has general responsibility for related matters. The Company does not have a standing nominating committee of the Board of Directors; however, the Compensation Committee has performed services as a nominating committee in connection with the nominees to be elected at the 1997 Annual Meeting.

     The Board of Directors held ten meetings, either in person or by telephonic conference, during the fiscal year ended December 31, 1996. Additionally, the Board of Directors adopted various resolutions during 1996 by unanimous consent. None of the directors, other than Mr. Hanlon, attended fewer than 75% of the meetings of (i) the Board of Directors and (ii) the committees on which they served, during their tenure.

     Director Compensation. During 1996 each member of the Board of Directors who was not an officer or employee of the Company received an annual $13,500 director's retainer for serving on the board. Additionally each director was paid a fee of $675 for each directors' meeting he attended and a $675 fee for each committee meeting he attended other than committee meetings held on the same day as a directors meeting. Directors were also reimbursed for expenses relating to attendance at meetings.

                                   MANAGEMENT

     The following table sets forth certain information as of February 28, 1997 with respect to the executive officers of the Company.

                                                               Served As
Name and Age                   Position                      Officer Since
------------                   --------                      -------------
William O. Hunt, 63            Chairman of the Board         1992
                               of Directors, Chief
                               Executive Officer and
                               President

Michael H. Barnes, 54          Senior Vice President,        1993
                               Corporate Staff, Chief
                               Financial Officer and
                               Secretary

Dennis Stoutenburgh, 34        President                     1991
                               Communications Group

John J. McDonald, Jr., 47      Senior Vice President -       1997
                               Sales and Marketing

John M. Carradine, 38          Vice President of Finance     1994
                               and Controller

Thomas R. Kessler, 38          Vice President of             1995
                               Operations


     William O. Hunt See "Election of Directors" above.

     Michael H. Barnes joined the Company in September 1993 as Senior Vice President, Corporate Staff, Chief Financial Officer and Secretary. From March 1987 to July 1992, Mr. Barnes was the Chief Financial Officer of Alliance Telecommunications Corporation.

     Dennis Stoutenburgh was appointed President of the Communications Group of the Company in January 1995. He served as Vice President-Billing Services for the Company from March 1991 to February 1993. From September 1989 to March 1991 he was Director of Billing Services for the Company. From April 1988 to August 1989 he was Director-Finance for the Company.

     John J. McDonald, Jr. was appointed Senior Vice President - Sales and Marketing in February 1997. From June 1994 to January 1997, Mr. McDonald was Senior Vice President of Intecom, Inc. Prior to Intecom he was Vice President, Business Communications, of Ericsson Business Communications.

     John M. Carradine has been Vice President of Finance and Controller of Intellicall since September 1995. From May 1994 to September 1995 he served as Treasurer of the Company. From October 1990 to May 1994 he was Director of Finance and Investor Relations. From February 1983 to October 1990 Mr. Carradine served in various executive capacities with Computer Language Research, Inc. in Carrollton, Texas. Mr. Carradine is a CPA licensed in the State of Texas.

     Thomas R. Kessler joined the Company in April 1995 as Vice President of Operations. From July 1989 to September 1995 he was President of Cherokee Electronica S.A. de C.V. in Guadalajara, Jalisco Mexico. From February 1987 to July 1989 he was Engineering Manager for American Shizuki Corp., Mexico.

     The Company's officers are elected by the Board of Directors and serve at the discretion of the Board.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1996, Adtel Communication, Inc. ("ACI") and The Payphone Company, Ltd. ("Payphone") owed the Company $272,000 for trade receivables. B. Michael Adler is a director of ACI and Payphone and of the Company. Mr. Adler and other members of Mr. Adler's family own the majority of ACI's and Payphone's stock.

     Thomas J. Berthel, a director of the Company, is President of Berthel Fisher Leasing, Inc., a wholly-owned subsidiary of Berthel Fisher & Company. During 1996 Berthel Fisher Leasing, Inc. purchased equipment from the Company in the amount of $213,000 and as of December 31, 1996 has no open receivables. The equipment was purchased by Berthel Fisher Leasing, Inc. in connection with the provision of equipment lease financing for the Company's customers.

     On February 15, 1994 the Company issued a $1 million, 10% convertible subordinated note to T.J. Berthel Investments, L.P., an affiliate of Thomas J. Berthel, a director of the Company. An amended and restated note was issued on August 9, 1994. Interest is payable quarterly with the entire principal amount maturing on March 31, 1999. The note may be converted into 160,000 shares of common stock at any time. During 1996 the Company paid $100,000 in interest on such note.



                             EXECUTIVE COMPENSATION

Organization and Compensation Committee Report on Executive Compensation

     The Company's executive compensation plans have been designed to attract, retain and reward high caliber executives who will formulate and execute the business plans of the Company in a manner that will provide the stockholders of the Company with a higher than average return on the Company's common stock while ensuring that the Company's compensation levels are fair and appropriate to both its executives and stockholders. With these goals in mind, the Company's compensation plans and policies have been designed to have total compensation linked significantly with the operating performance of the Company. Although the Compensation Committee recognizes that the improvement of operating performance of the Company and higher stock prices do not necessarily move in tandem over the short term, the Compensation Committee believes that the two criteria will correlate over the long term.

     The Compensation Committee does not expect to pay above-average base salaries to its executive officers, but does expect to utilize performance-oriented and equity-based compensation to reward positive performance and results. No bonuses were paid by the Company in 1996 to executive officers.

     For 1997 Mr. Hunt recommended and the Compensation Committee adopted a discretionary bonus plan for corporate officers (other than Mr. Hunt). Maximum bonus levels under the plan range from 40% to 50% of base salary and are based on the Company achieving $4.8 million of operating income (as defined in the plan) in 1997. Seventy-five percent of the bonus amount is based on the Company achieving increasing levels of profitability and twenty-five percent is based on discretionary factors considered by the Compensation Committee (including Mr. Hunt's recommendations with respect to such officers and managers), such as management effectiveness as exhibited through relationships with customers, vendors, employees and stockholders, new product development, special problem handling, and planning and execution of operations. No bonus is payable under the plan if operating income in 1997 is less than $4.0 million.

     The Compensation Committee also supports the position that stock ownership by the Company's executive officers, encouraged by equity-based compensation plans, aligns the interests of the executive officers with the stockholders of the Company. By using equity-based compensation over a period of time, the executive officers of the Company should become larger holders of Company stock. This is intended to strengthen their identification with the stockholders of the Company and make increasing stockholder value an even more important focus for the Company's management group. In addition, the Compensation Committee believes that the use of equity-based compensation combined with a focus on the operating performance of the Company will create a balance of these two long-term objectives.

CEO Compensation

     William O. Hunt is the Chief Executive Officer, Chairman of the Board and President of the Company.

     Mr. Hunt's compensation package was the result of arm's length negotiations conducted in 1992 between members of the Board of Directors and Mr. Hunt, and was approved by the Compensation Committee and the Board of Directors. The Compensation Committee and the Board were advised by an independent compensation consulting firm.

     In accordance with Mr. Hunt's stated goal of building stockholder value and consistent with the Compensation Committee's compensation philosophy described above, a compensation package involving a relatively low base salary, participation in a performance-based bonus plan and a relatively large stock option grant was agreed upon.

     Mr. Hunt's base salary was set at $225,000 and it was agreed that he would participate in a bonus plan such as the Company's discretionary plan described above. Based upon the advice of its independent compensation consultant, the Compensation Committee concluded that Mr. Hunt's proposed salary and bonus arrangements were reasonable and were well within the range of similar arrangements made by comparable companies. On January 1, 1994 Mr. Hunt voluntarily reduced his base salary to $202,500.

     As noted above, in 1992 Mr. Hunt was granted options to purchase 670,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan. The options were fully vested as of December 31, 1995. Based upon the advice of its independent consultant, the Compensation Committee determined that, although the amount of the stock option grant was above average principally in terms of the percentage of shares involved, a number of comparable grants have been made by other companies that have recruited senior executives in "turnaround" or start-up situations. The Compensation Committee concluded that this stock option grant was justified given Mr. Hunt's qualifications and the Company's need to install a new chief executive who could build stockholder value.

                                               Respectfully submitted,

                                               Lewis E. Brazelton III, Chairman

                                               Thomas J. Berthel

                                               Richard B. Curran

                                               Richard E. Hanlon

Summary Compensation Table

         The following table sets forth information with respect to the compensation to (i) the Company's chief executive officer at December 31, 1996 and (ii) the other four most highly compensated executive officers of the Company during 1996, for services rendered during the fiscal years ended December 31, 1996, 1995 and 1994.

                                                                          Stock
                                           Annual Compensation(1)        Options        All Other
         Name                  Year      Salary     Bonus      Other     (shares)   Compensation(2)
         ----                  ----      ------     -----      -----     --------   ---------------
William O. Hunt                1996       $202,500    --         --           --          $1,012
  Chairman of the              1995       $202,500    --         --           --            $981
  Board of Directors,          1994       $202,500    --         --           --            $970
  Chief Executive
  Officer, President

Michael H. Barnes              1996       $150,000    --         --       20,000          $2,250
 Senior Vice President         1995       $150,000    --         --       25,000          $2,250
 Corporate Staff,              1994       $150,000    --         --       25,000          $1,922
 Chief Financial
 Officer and Secretary

Dennis J. Stoutenburgh         1996       $150,000    --         --       20,000          $2,250
  President                    1995       $150,000    --         --       25,000          $1,748
  Communications Group         1994       $150,000    --         --       25,500          $1,748

John M. Carradine              1996       $114,975    --         --        7,500          $1,284
  Vice President of Finance    1995       $108,339    --         --        6,000          $1,217
  and Controller               1994       $107,800    --         --       11,000              --

Thomas R. Kessler              1996       $145,000    --         --        7,500          $2,069
  Vice President of            1995       $102,288    --         --       25,000          $1,441
  Operations                   1994             --    --         --           --              --

---------------------

(1) The compensation described in the table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance, and other personal benefits provided to such individuals that are extended in connection with the conduct of the Company's business. No executive officer names above received other compensation in excess of the lesser of $50,000 or 10% of such officer's salary and bonus compensation.
(2) All Other Compensation consists of matching payments by the Company pursuant to its 401(k) Plan.


1996 Option Grants

         The following table sets forth the number, percent of total options granted to named employees, exercise price and duration of options granted to the named executive officers, and the hypothetical gain that would result from assumed annual rates of stock price appreciation over the term of the options. See "Compensation Plans" below.

                                          Percent
                                         of Total                              Potential Realizable
                                          Options                               Value at Assumed
                                         Granted to                              Annual Rates of
                                         Employees                                 Appreciation
                            Options      in Fiscal   Exercise     Expiration     For Option Term
         Name              Granted(1)      1996        Price          Date        5%            10%
         ----              ----------      ----        -----          ----        --            ---
Michael H. Barnes             20,000       14.1%       $5.625        03/06/06   $183,251      $291,796
Dennis J. Stoutenburgh        20,000       14.1%       $5.625        03/06/06   $183,251      $291,796
John M. Carradine              7,500        5.3%       $5.625        03/06/06    $68,719      $109,424
Thomas R. Kessler              7,500        5.3%       $5.625        03/06/06    $68,719      $109,424

(1) Options granted are exercisable generally for a period of ten years at the price of the Company's common stock on the date of grant. The options vest as follows: 50% on December 31 of the year of grant and 25% on December 31 of each following year.

1996 Year-end Value of Stock Options

         The following  table sets forth  information  with respect to the named
executive   officers   concerning  the  exercise  of  options  during  1996  and
unexercised options held as of December 31, 1996.

                                                                                      Value of
                                                           Number                      Unexercised
                                                       of Unexercised                 In-the-Money
                         Shares                          Options at                    Options at
                        Acquired                      December 31, 1996            December 31, 1996(1)
                           on           Value         -----------------            --------------------
         Name           Exercise       Realized   Exercisable   Unexercisable   Exercisable    Unexercisable
         ----           --------       --------   -----------   -------------   -----------    -------------
William O. Hunt             --            --         670,000             --     $ 1,507,500      $      --
Michael H. Barnes           --            --         128,750         16,250     $    35,313      $  13,438
Dennis J. Stoutenburgh      --            --         103,750         16,250     $    48,375      $  13,438
John M. Carradine           --            --          27,250          5,250     $    26,438      $   3,563
Thomas R. Kessler           --            --          22,500         10,000     $    33,750      $  11,875

--------------------

(1) Market value of underlying securities at December 31, 1996 less the exercise price.

Director Compensation

         See "Election of Directors - Director Compensation" for a discussion of director compensation.

Indemnification Arrangements

         The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Delaware General Corporation Law. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits.

Stock Option Plans

         Prior to 1991 the stock option plans described below were administered as separate plans. In 1991 the plans were restated in their entirety in a single document and are known as the "Intellicall, Inc. 1991 Stock Option Plan". Each separate plan was previously approved by the Company's stockholders.

         Incentive Stock Option Plan. The Board of Directors of the Company adopted the Incentive Stock Option Plan for key employees of the Company and its subsidiaries. The Incentive Stock Option Plan has been approved by the stockholders of the Company. Up to 1,525,000 shares of common stock are authorized to be issued under the Incentive Stock Option Plan. The purpose of the Incentive Stock Option Plan is to provide a means whereby the Company may, through the grant of options, attract and retain persons of ability as employees. The Incentive Stock Option Plan is also intended to motivate such persons to exert their best efforts on behalf of the Company.

         The Incentive Stock Option Plan is administered by the Compensation Committee. Options for the purchase of common stock under the Incentive Stock Option Plan may be granted to key employees selected from time to time by the Compensation Committee. Only directors who are employees are eligible to receive options under the Incentive Stock Option Plan. The Compensation Committee determines the exercise price of such options at the time of grant. The exercise price of any options granted pursuant to the Incentive Stock Option Plan will be at least equal to the fair market value of the common stock on the date the options are granted. Each option has a term of up to 10 years and is exercisable only at such times as the Compensation Committee determines at the time of grant. The option period automatically terminates three months following the date the holder ceases to be an employee of the Company for any reason. No cash consideration is paid by the employee upon the grant of an option to him. To exercise the options, grantees must pay the exercise price in cash or common stock, or any combination of cash or common stock.

         Options granted under the Incentive Stock Option Plan may be "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), non-qualified options (options which do not meet the requirements of Section 422 of the Code), or both. The Incentive Stock Option Plan contains various provisions to ensure that Incentive Stock Options comply with Section 422.

         At February 28, 1997, the Company and its subsidiaries had approximately 221 employees who were eligible to participate in the Incentive Stock Option Plan. At present, such persons hold options granted under the Incentive Stock Option Plan to purchase an aggregate of 1,166,240 shares of common stock.

         Non-Qualified Stock Option Plan. The Board of Directors of the Company adopted the Non- Qualified Stock Option Plan for officers, directors and key employees of the Company and its subsidiaries. The Non-Qualified Stock Option Plan has been approved by the stockholders of the Company. Up to 600,000 shares of common stock are authorized to be issued under the Non-Qualified Stock Option Plan. The purpose of the Non-Qualified Stock Option Plan is to provide a means whereby the Company may, through the grant of options, attract and retain persons of ability as officers, directors and employees. The Non-Qualified Stock Option Plan is also intended to motivate such persons to exert their best efforts on behalf of the Company.

         The Non-Qualified Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options for the purchase of common stock under the Non-Qualified Stock Option Plan may be granted to key individuals selected from time to time by the Compensation Committee. No director is eligible to receive options under the Non-Qualified Stock Option Plan while such director is a member of the Compensation Committee. Furthermore, only directors who are employees are eligible to receive options under the Non-Qualified Stock Option Plan. The exercise price for any options granted pursuant to the Non-Qualified Stock Option Plan is determined by the Compensation Committee on the date the options are granted and must be at least equal to 85% of the fair market value of the common stock on the date of grant. Each option has a term of up to 10 years and is exercisable only at such times as the Compensation Committee determines at the time of grant. The option period automatically terminates three months following the date the holder ceases to be an employee of the Company for any reason. No cash consideration is paid by the employee upon the grant of an option to him. To exercise the options, grantees must pay the exercise price in cash, common stock, a promissory note or any combination of the foregoing.

         At February 28, 1997 the Company and its subsidiaries had approximately 221 employees who were eligible to participate in the Non-Qualified Stock Option Plan. At present, William O. Hunt holds options granted under the Non-Qualified Stock Option Plan to purchase an aggregate of 430,000 shares of common stock, and B. Michael Adler holds options granted under the Non-Qualified Stock Option Plan to purchase an aggregate of 170,000 shares of common stock.

         Directors' Stock Option Plan. The Board of Directors of the Company adopted the Directors' Stock Option Plan for non-employee directors of the Company. Up to 350,000 shares are authorized to be issued under the Director's Stock Option Plan. The purpose of the Directors' Stock Option Plan is to provide a means whereby the Company may, through the grant of options, attract, motivate and retain qualified, non-employee directors.

         The Directors' Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options for the purchase of common stock under the Directors' Stock Option Plan are automatically granted to each non-employee director. In December 1992, the Board of Directors amended the Directors' Stock Option Plan to provide the automatic grant as follows:

         (i) each non-employee director as of February 1, 1993, who had not previously received Director Options was granted an option to purchase 20,000 shares of common stock on February 1, 1993, and was automatically entitled to receive a grant of an option to purchase 10,000 shares of common stock as of February 1, 1994; and

         (ii) each person who becomes a non-employee director subsequent to February 1, 1993 will receive an option to purchase 20,000 shares of common stock on the first business day of February after he becomes a director and an option to purchase 10,000 shares of common stock on the first business day of the next succeeding February.

         The exercise price for all options granted pursuant to the Directors' Stock Option Plan will be at least equal to the fair market value of the common stock on the date the options are granted. Each option has a term of up to ten years. The options granted vest in four equal installments. No cash consideration is paid by the grantee upon the grant of an option to him. To exercise the options, grantees must pay the exercise price in cash or common stock of the Company.

         At December 31, 1996, the Company and its subsidiaries had five directors who were eligible to participate in the Directors' Stock Option Plan. At present, such persons hold options granted under the Directors' Stock Option Plan to purchase an aggregate of 200,000 shares of common stock.

Employee Stock Purchase Plan

         The Board of Directors of the Company adopted the 1995 Employee Stock Purchase Plan for employees of the Company and its subsidiaries. The stockholders of the Company approved the plan in 1996. Up to 300,000 shares of common stock are authorized to be issued under the Employee Stock Purchase Plan. The purpose of the Employee Stock Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase common stock of the Company at a discount through accumulated payroll deductions. The Employee Stock Purchase Plan is also intended to motivate such persons to exert their best efforts on behalf of the Company.

         The Employee Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. Participating employees are entitled to enroll during one or both of two six month offering periods during each calendar year. Eligible employees may elect to have payroll deductions made on each payday during each offering period in an amount not exceeding ten percent (10%) of the compensation which he or she receives on each such payday. At the end of each offering period the accumulated payroll deductions are utilized to purchase shares of common stock from the Company pursuant to the exercise of options granted at the beginning of each offering period. The purchase price for the shares purchased with the payroll deductions is equal to eighty-five percent (85%) of the fair market value of a share of common stock on the first trading day or the last trading day of each offering period, whichever is lower.

         At February 28, 1997, the Company and its subsidiaries had approximately 221 employees who are eligible to participate in the Employee Stock Purchase Plan, of which 21 employees are actually participating in the Employee Stock Purchase Plan.

         Change in Control Arrangements. Pursuant to the Company's 1991 Stock Option Plan, in the event of an impending merger, liquidation, sale of all or substantially all of the Company's assets, or if at any time, two-thirds of the Company's directors are not "Continuing Directors" as defined in the Plan, 100% of the options granted pursuant to the Incentive, Non-Qualified and Directors' Stock Option Plans automatically become immediately and fully exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) reports they file.

         Based solely on a review of the copies of Forms 3, 4 and 5, and all amendments thereto, furnished to the Company, or written representations that no Forms 5 were required, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during 1996.

                             STOCK PERFORMANCE CHART

         The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended December 31, 1996, with the cumulative total return of (i) Standard & Poors--500 Stock Index, (ii) the Standard & Poors High Tech Composite Index and (iii) the Standard & Poors Telephone Manufacturers Index. The comparison assumes $100 was invested on December 31, 1991 in the Company's common stock and in each of the other indices and assumes reinvestment of dividends. The Company paid no dividends during the five year period.


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN**
AMONG INTELLICALL, S&P 500 INDEX, S&P TELEPHONE MANUFACTURER'S INDEX, AND
                      S&P HIGH TECHNOLOGY COMPOSITE INDEX*

                                                        Telephone            S&P
 Measurement Period                         S&P        Manufacturer's   High Technology
(Fiscal Year Covered)     Intellicall     500 Index        Index        Composite Index
---------------------     -----------     ---------        -----        ---------------
Measurement Pt-12/31/91     $100           $100             $100              $100

FYE 12/31/92                $102           $108             $110              $104

FYE 12/31/93                $146           $118             $127              $128

FYE 12/31/94                $ 73           $120             $121              $149

FYE 12/31/95                $ 73           $165             $183              $215

FYE 12/31/96                $115           $203             $185              $246


** Assumes $100 invested on December 31, 1991 in Intellicall Common Stock, the S&P 500 ndex, the S&P Telephone Manufacturer's Index and the S&P High Tech Composite Index

*    Total return assumes reinvestment of dividends

                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors of the Company has selected the firm of Price Waterhouse LLP as the independent accountants and auditors to examine the financial statements and books and records of the Company for the year ending December 31, 1997 and recommends to the shareholders that such selection be ratified and approved at the meeting. The firm of Price Waterhouse LLP examined the financial statements of the Company for the year ended December 31, 1996 and is considered by the Board of Directors to be well qualified.

         Representatives of Price Waterhouse LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent public accountants of the Company.


                              STOCKHOLDER PROPOSALS

         In order for stockholder proposals to receive consideration for inclusion in the Company's 1997 Proxy Statement, such proposals must be received at the Company's offices at 2155 Chenault, Suite 410, Carrollton, Texas 75006-5023, Attention: Secretary, by December 1, 1997.


                             SOLICITATION OF PROXIES

         The Company will pay the expense of this proxy solicitation. In addition to solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained ChaseMellon Bank to solicit proxies for the meeting from brokers, banks and nominees. For such services the Company has agreed to pay ChaseMellon Shareholder Services, L.L.C. a fee of $4,000.

                                 OTHER BUSINESS

         The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the meeting. However, if other proper items of business should come before the meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                       By Order of the Board of Directors,


                                         /s/ Michael H. Barnes
                                         Michael H. Barnes
                                                 Secretary


Carrollton, Texas
March 27, 1997